EXHIBIT 99.1

ITEM 6.  SELECTED FINANCIAL DATA

The following table has been adjusted to reflect the retroactive application of our adoption of Financial Accounting Standards Board Staff Position No. APB 14-1, or FSP APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion, and Statement of Financial Accounting Standards No. 160, or SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, as described in Note 1, “Organization and Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements.

SANDISK CORPORATION SELECTED FINANCIAL DATA

	Fiscal Years Ended
	December 28, 2008(1)	December 30, 2007(2)	December 31, 2006(3)	January 1, 2006(4)	January 2, 2005(5)
	(In thousands, except per share data)
Revenues
Product	$2,843,243	$3,446,125	$2,926,472	$2,066,607	$1,602,836
License and royalty	508,109	450,241	331,053	239,462	174,219
Total revenues	3,351,352	3,896,366	3,257,525	2,306,069	1,777,055
Cost of product revenues	3,288,265	2,693,647	2,018,052	1,333,335	1,091,350
Gross profit	63,087	1,202,719	1,239,473	972,734	685,705
Operating income (loss)	(1,973,480)	276,514	326,334	576,582	418,591
Net income (loss) attributable to common stockholders	$(1,986,624)	$190,616	$180,393	$386,384	$266,616
Earnings (loss) per share:
Basic	$(8.82)	$0.84	$0.91	$2.11	$1.63
Diluted	$(8.82)	$0.81	$0.87	$2.00	$1.44
Shares used in computing earnings (loss) per share:
Basic	225,292	227,744	198,929	183,008	164,065
Diluted	225,292	235,857	207,451	193,016	188,837

	At
	December 28, 2008	December 30, 2007	December 31, 2006	January 1, 2006	January 2, 2005
	(In thousands)
Working capital	$1,450,675	$2,377,399	$3,335,858	$2,004,598	$1,526,674
Total assets	5,932,140	7,107,472	6,850,491	3,120,187	2,320,180
Convertible long-term debt	954,094	903,580	856,595	—	—
Total equity	3,440,721	5,156,303	4,997,470	2,523,791	1,940,150

(1)
Includes impairment charges related to goodwill of ($845.5) million, acquisition-related intangible assets of ($175.8) million, investments in our flash ventures with Toshiba of ($93.4) million, and our investment in Tower of ($18.9) million.  Also includes share-based compensation of ($97.8) million, amortization of acquisition-related intangible assets of ($71.6) million, and restructuring and other charges of ($35.5) million.

(2)
Includes share-based compensation of ($133.0) million and amortization of acquisition-related intangible assets of ($90.1) million.  Also includes other-than-temporary impairment charges of ($10.0) million related to our investment in FlashVision.

(3)
Includes acquired in-process technology charges of ($225.6) million related to acquisitions of Matrix Semiconductor Inc., or Matrix, in January 2006 and msystems Ltd., or msystems, in November 2006, share-based compensation of ($100.6) million, and amortization of acquisition-related intangible assets of ($27.8) million.

(4)	Includes other-than-temporary impairment charges of ($10.1) million related to our investment in Tower.

(5)
Includes other-than-temporary impairment charges of ($11.8) million related to our investment in Tower, and a gain from a settlement of $6.2 million from a third-party brokerage firm related to the fiscal year 2003 unauthorized disposition of our investment in UMC.